                                                                  EXHIBIT 4.6


                              LIMITED RV GUARANTY
                                     1995-1


                 This LIMITED RV GUARANTY 1995-1 (this "Guaranty") is dated as of __________, 1995 is made by Ford Motor Credit Company, a Delaware corporation (in its individual capacity, "Ford Credit" and in its capacity as guarantor hereunder, the "Guarantor"), in favor of PNC Bank, Delaware, a Delaware banking corporation, not in its individual capacity but solely as trustee with respect to Ford Credit Auto Lease Trust 1995-1 (in such capacity, the "Lease Trustee"). Capitalized terms used herein but not otherwise defined herein have the meanings assigned to such terms in Appendix A attached hereto.

                 WHEREAS, it is a condition precedent to the Asset Contribution Agreement that the Guarantor execute and deliver this Guaranty;

                 NOW, THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

                 Section 1. Scope of Guaranty. Subject to the terms and conditions hereof, as a limited guaranty of the Residual Value of the Series 1995-1 Leased Vehicles, the Guarantor hereby absolutely and irrevocably agrees to pay to the holder of this Guaranty on each Payment Date the full amount of any RV Guaranty Draw Amount up to, but not exceeding, the Available RV Guaranty Amount as of such Payment Date.

                 Section 2. Assignment to Indenture Trustee. The Guarantor acknowledges the assignment of this Guaranty, pursuant to the terms of the Indenture, by the Lease Trustee to the Indenture Trustee, such assignment to be in full force and effect until such time as the lien of the Indenture is released. All references herein to the "holder" of this Guaranty shall mean the Indenture Trustee, until such time as the lien of the Indenture is released, and thereafter shall mean the Lease Trustee.

                 Section 3. Expenses. The Guarantor agrees to pay upon demand all expenses and charges (including, without limitation, court costs and reasonable attorney's fees) paid or incurred by the Lease Trustee and the Indenture Trustee relating to or arising out of, the enforcement of, and preservation of the rights of the Lease Trustee and the Indenture Trustee under this Guaranty. All payments made by the Guarantor hereunder shall be made to the holder of this Guaranty in lawful money of the United States of America in immediately available funds.

                 Section 4. No Waiver; Exercise of Rights and Remedies. No delay on the part of the holder of this Guaranty in the exercise of any right or remedy arising under this Guaranty shall operate as a waiver thereof, and no single or partial exercise by the holder of this Guaranty of any such right or remedy shall prelude any further exercise thereof. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Lease Trustee (or the Indenture Trustee as the assignee of the Lease Trustee) except as expressly set forth in a writing duly executed and delivered by the Lease Trustee (and the Indenture Trustee so long as the lien of the Indenture is outstanding).

                 Section 5. Termination. Unless otherwise consented to in writing by the Lease Trustee (and the Indenture Trustee so long as the lien of the Indenture is outstanding) and subject to Section 4, this Guaranty shall continue in full force and effect and may not be terminated or otherwise revoked until the earlier to occur of the following events (and shall then terminate automatically upon such occurrence): (i) the Available RV Guaranty Amount becomes less than or equal to zero and (ii) the Outstanding Amount of the Notes and the Aggregate Certificate Balance of the Lease Trust Certificates have each been reduced to zero. In connection with such termination, the Lease Trustee (and the Indenture Trustee so long as the lien of the Indenture is outstanding) shall provide such documents of release or discharge as the Guarantor may reasonably request.

                 Section 6. Guaranty Unconditional; No right of Set-Off. (a) The Guarantor's obligations under this Guaranty constitute full recourse obligations of the Guarantor enforceable against it to the full extent of its assets and property and shall be unconditional and irrevocable, irrespective of:

                                    (i)  the absence of any attempt by or on
         behalf of the Lease Trustee or the Indenture Trustee to collect, or take any other action to enforce, all or any part of obligation to it pursuant to any Basic Document;

                                   (ii)  the election of any remedy by or on
         behalf of the Lease Trustee or the

         Indenture Trustee with respect to or pursuant to any Basic Document;

                                  (iii)  the waiver, consent, extension,
         forbearance or granting of any indulgence by or on behalf of the Lease Trustee or the Indenture Trustee with respect to any provision of the Basic Documents; or

                                   (iv)  any other occurrence or circumstance
         whatsoever, whether similar or dissimilar to the foregoing, that might otherwise constitute a legal or equitable defense or discharge of the liabilities of the Guarantor or that might otherwise limit recourse against the Guarantor.

                          (b)  The Guarantor hereby waives any right of set-off
it may otherwise have against the Lease Trustee or the Indenture Trustee or any other Person with respect to its obligations under this Guaranty.

                 Section 7. Notices. All demands, notices and communications upon or to the Guarantor shall be in writing, and shall be personally delivered, sent by electronic facsimile or overnight delivery service or mailed by certified mail-return receipt requested, and shall be deemed to have been duly given to the intended recipient upon receipt at the following address (or at such other address as shall be designated by the Guarantor in a written notice to the Lease Trustee and, so long as the lien of the Indenture is outstanding, the Indenture Trustee):


                  Ford Motor Credit Company
                  The American Road
                  FMCC Building
                  Dearborn, Michigan 48121
                  Attention: Secretary
                  Fax: 313-337-1160
                  Telephone: 313-594-7765

                 Section 8. Severability. If any one or more of the covenants, agreements, provisions or terms of this Guaranty shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Guaranty and shall in no way affect the validity or enforceability of the other provisions of this Guaranty.

                 Section 9. Counterparts. This Guaranty may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

                 Section 10. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, all as herein provided. This Guaranty may not be assigned by Ford Credit. Any request, notice, direction, consent, waiver or other instrument or action by a party hereto shall bind the successors and assigns of such party.

                 Section 11. Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

                 SECTION 12. GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                 IN WITNESS WHEREOF, FORD MOTOR CREDIT COMPANY, as Guarantor, has caused this Limited RV Guaranty 1995-1 to be duly executed by an officer hereunto duly authorized, as of the day and year first above written.


                                                   FORD MOTOR CREDIT COMPANY,
                                                     as Guarantor



                                                   By:  ______________________
                                                        Name:
                                                        Title:


As Acknowledged and Accepted:


PNC BANK, DELAWARE, as trustee
of FORD CREDIT AUTO LEASE TRUST 1995-1


By:  ________________________
     Name:
     Title:

CHEMICAL BANK, as trustee on
behalf of the Noteholders, as assignee

By: _________________________
    Name:
    Title: